Exhibit 10.1

Per E-mail and Federal Express

July 28, 2006

Craig Carlson

[Address]

San Francisco, CA 94121

Re:	Offer of Employment at Neurobiological Technologies, Inc.

Dear Craig:

It is my pleasure to offer you a position with Neurobiological Technologies, Inc (“NTI”) as Vice President and Chief Financial Officer, reporting to myself in my capacity as President and CEO. You will be based at our company headquarters in Emeryville, California. As discussed, we would like your first day of employment to be Monday, July 31, 2006.

Your earnings will be a gross salary of $10,416.67 semi-monthly (equivalent to an annual salary of $250,000), payable in accordance with NTI’s customary payroll practice. In addition to your base salary you will be eligible for an annual cash bonus award up to a maximum of 25% of your salary, as well as an annual equity grant, both based on performance considerations and subject to approval by our Board of Directors. On commencement of employment you will receive a hire-on equity grant in the form of an incentive stock option (to the extent permitted under IRS rules) to purchase 125,000 NTI common shares under its stock plan at a price equal to 100% of fair market value on the date of grant, with the option to vest over four years, subject to a six-month cliff.

You will be eligible to participate in our standard benefits programs available to similarly situated employees of NTI, in accordance with individual plan requirements. Currently we provide medical and dental insurance, a vision plan, short-term/long term disability insurance, life insurance, 401k plan and employee stock purchase plan. You will receive seven days paid sick leave per year and accrue vacation in accordance with company policy (initially 15 working days per year). The number of holiday closures may vary; this year there are twelve. We agree to allow you an unpaid leave of two weeks in August to accommodate your summer vacation plans.

While we are pleased to make you this offer, we cannot make any representation regarding the nature or duration of your employment with NTI, except as set forth in this letter. Please understand that your employment with NTI will be “at-will.” This means that either you or NTI may terminate your employment at any time, with or without notice, and with or without cause.

Federal law requires that all prospective employees present documentation verifying their identity and demonstrating that they are authorized to work in the United States. If you do not provide this documentation to NTI within three days of beginning your employment, NTI will be required to end your employment immediately. If you have any questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact HR Manager Maureen Wesley.

Craig Carlson July 28, 2006	Page two

To enable NTI to safeguard its proprietary and confidential information, it is a condition of employment that you agree to sign NTI’s standard form of “Employee Nondisclosure and Proprietary Information Agreement.” A copy of this agreement is enclosed for your review. We understand that you are likely to have signed similar agreements with prior employers, and wish to impress upon you that NTI does not want to receive the confidential or proprietary information of others, and will support you in respecting your lawful obligations to prior employers.

This letter contains our complete understanding and agreement regarding the terms of your employment by NTI. There are no other, different or prior agreements or understandings on this or related subjects, except for the Employee Nondisclosure and Proprietary Information Agreement. Changes to the terms of your employment can be made only in a writing signed by you and the President of NTI, although it is understood that NTI may, from time to time, in its sole discretion, adjust the compensation paid and benefits provided to you and its other employees, as well as job titles, duties, responsibilities, assignments and reporting relationships.

Craig, we very much look forward to you joining NTI and expect that you will be a great asset to the company, and particularly the executive team. Please indicate your acceptance of this offer by signing a copy of this letter in the space indicated and returning it to Maureen Wesley at your earliest convenience. We will follow up by sending you a hard copy of the agreement with my original signature for your files.

Sincerely,

/s/ Paul E. Freiman
Paul E. Freiman
President and Chief Executive Officer

Enclosure

cc Rob Thorpe

ACCEPTANCE OF EMPLOYMENT OFFER:

I accept the offer of employment by Neurobiological Technologies, Inc. on the terms described in this letter.

Signature:	/s/ Craig Carlson

Date:	July 31, 2006